Exhibit (a)(2)(B)

NEWS RELEASE

Investor Contact:

Alex Wellins, Brinlea Johnson

The Blueshirt Group

(415) 217-7722

alex@blueshirtgroup.com

brinlea@blueshirtgroup.com

Media Contact:

Ken Robinson

NetManage, Inc.

(408) 342-7118

Ken.Robinson@netmanage.com

NetManage Remains Neutral With Respect to

Unsolicited Partial Tender Offer

—Urges each stockholder to make own investment decision—

CUPERTINO, Calif.—January 4, 2007 — NetManage, Inc. (Nasdaq:NETM), a leading software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, announced that today it is filing a Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission in response to an unsolicited partial tender offer to purchase up to 1,296,890 shares of NetManage common stock for $5.25 per share in cash made on December 20, 2006 by Riley Acquisition LLC, which is owned by Riley Investment Partners, L.P. (formerly known as SACC Partners LP).

The Board of Directors of NetManage has determined not to make any recommendation to the NetManage stockholders as to whether they should tender their shares in the tender offer. The Board of Directors is expressing no opinion to NetManage stockholders and is remaining neutral with respect to the tender offer. The Schedule 14D-9 Solicitation/Recommendation Statement that is being filed today by NetManage with the Securities and Exchange Commission and which will be mailed to the NetManage stockholders explains in additional detail the factors considered by the Board of Directors in reaching this position. Those factors included, among others:

•	the ability of each NetManage stockholder to make an independent judgment of whether to maintain, reduce or eliminate its interest in NetManage based on all of the available information;

•	the offer price relative to the current and historic market price for shares of NetManage common stock,

•	NetManage’s operating and financial condition and risks and uncertainties related thereto;

•	discussions of alternative strategic transactions that have recently taken place by with several parties;

•	Riley’s interests in NetManage;

•	the effects of a successful or unsuccessful tender offer by Riley on NetManage;

•	the tax treatment of tendering shares in the tender offer;

•	the effect of the tender offer on the liquidity of NetManage common stock; and

•	the ability of the Board of Directors of NetManage to make a recommendation in the future.

As stated in NetManage’s Solicitation/Recommendation Statement, the Board of Directors has determined that a stockholder’s decision on whether or not to tender its shares in the tender offer and, if so, how many shares to tender, is a personal investment decision based upon each individual stockholder’s particular circumstances. To NetManage’s knowledge, none of NetManage’s executive officers or directors currently intend to tender shares of NetManage common stock in the tender offer.

The Board of Directors urges each NetManage stockholder to make its own decision regarding the tender offer based on all of the available information, including the adequacy of the offer price in light of the stockholder’s own investment objectives, the stockholder’s views as to NetManage’s prospects and outlook, the factors considered by the Board of Directors as described in NetManage’s Solicitation/Recommendation Statement on Schedule 14D-9 and any other factors that the stockholder deems relevant to its investment decision. The Board of Directors also urges each NetManage stockholder to consult with its financial and tax advisors regarding the tender offer. The Board of Directors urges each stockholder to read the Solicitation/Recommendation Statement on Schedule 14D-9, as well as Riley’s Offer to Purchase and other offer materials, prior to making any decision regarding the tender offer.

About NetManage

NetManage, Inc. (NASDAQ:NETM) a software company that provides solutions for integrating, Web enabling, and accessing enterprise information systems. More than 10,000 customers worldwide, including a majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

© 2007 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

Notice to Investors

This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities. A solicitation and offer to buy shares of NetManage common stock is being made pursuant to an offer to purchase and related materials that Riley has filed with the Securities and Exchange Commission. Riley has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission and NetManage is filing today a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. In addition, this communication is not a solicitation of a proxy from any security holder of NetManage. Riley has stated that intends to bring nominations and proposals at the 2007 Annual Meeting of Stockholders of NetManage and will file with the Securities and Exchange Commission a proxy statement and other relevant documents to be mailed to security holders in connection therewith. NetManage intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents to be mailed to security holders in connection with the 2007 Annual Meeting of Stockholders of NetManage and to mail a definitive proxy statement to security holders of NetManage in connection therewith. The tender offer statement (including the offer to purchase, related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain, and the proxy statement, when available, will contain, important information that should be read carefully and considered before any decision is made with respect to the tender offer or any proxy solicitation, as appropriate. All of these materials will be sent free of charge to all stockholders of NetManage by Riley or NetManage, as appropriate. In addition, all of these materials (and all other materials filed by NetManage with the Securities and Exchange Commission) are or will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov and through NetManage’s website at www.netmanage.com. Riley has stated that free copies of its offer to purchase, related letter of transmittal and certain other offering documents will be made available free of charge by Riley, and NetManage expects that Riley will make its proxy statement available free of charge once available. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by NetManage by contacting Morrow & Co., Inc., 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902 or at (800) 607-0088 or NetManage Investor Relations at NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014, Attention: Investor Relations or at (408) 342-7637.

Note Regarding Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements that are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release concerning activities, events or developments that NetManage expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements. Additional information on these and other risks, uncertainties and factors is included in NetManage’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the Securities and Exchange Commission.